AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 1997
                                                  REGISTRATION NO. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          MERCURY WASTE SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

                                    MINNESOTA
                 (State or other jurisdiction of incorporation)

                                   41-1827776
                        (IRS Employer Identification No.)

                     302 NORTH RIVERFRONT DRIVE, SUITE 100A
                            MANKATO, MINNESOTA 56001
                    (Address of principal executive offices)

                                STOCK OPTION PLAN
                              (Full title of Plan)

                               BRADLEY J. BUSCHER
                          MERCURY WASTE SOLUTIONS, INC.
                     302 NORTH RIVERFRONT DRIVE, SUITE 100A
                            MANKATO, MINNESOTA 56001
                                 (507) 345-0522
            (Name, address and telephone number of agent for service)

                                   Copies to:

                            RUSSELL F. LEDERMAN, ESQ.
                             SHAWN R. MCINTEE, ESQ.
                         MASLON EDELMAN BORMAN & BRAND,
                  A PROFESSIONAL LIMITED LIABILITY PARTNERSHIP
                               3300 NORWEST CENTER
                           MINNEAPOLIS, MN 55402-4140
                                 (612) 672-8200

                             CALCULATION OF REGISTRATION FEE

TITLE OF                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
OF SECURITIES TO BE     AMOUNT TO BE      OFFERING PRICE       AGGREGATE            AMOUNT OF
REGISTERED              REGISTERED(1)     PER SHARE (1)(2)     OFFERING PRICE (2)   REGISTRATION FEE
----------------------------------------------------------------------------------------------------
Common Stock (no          185,500            $4.8125             $892,718.75           $270.52
par value per share)      shares


(1) Estimated solely for purposes of computing the registration fee in accordance with Rule 457(h) and based upon the average of the high and low prices of the Common Stock on the NASDAQ SmallCap Market on May 12, 1997.





                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by the registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

         (a) The contents of the Registration Statement on Form SB-2 No. 333-17399, filed on February 28, 1997, as amended.

         (b) The contents of the Registrant's Form 10-QSB for the first quarter ended March 31, 1997.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of Common Stock be issued. Holders of the Common Stock are entitled to receive such dividends as may be declared by the registrant's Board of Directors out of assets legally available therefore, and to share ratably in the assets of the registrant available upon liquidation. The Company's Board of Directors does not intend to declare dividends and presently intends to return all earnings, if any, for use in the Company's business for the foreseeable future.

         The Company's authorized capital stock consists of 50,000,000 undesignated shares, $.01 par value per share.

         Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than 50% of all of the outstanding shares of Common Stock can elect all of the directors. Significant corporate transactions such as amendments to the articles of incorporation, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of Common Stock. Other matters to be voted upon by the holders of Common Stock normally require the affirmative vote of a majority of the shares present at the particular shareholders' meeting. The Company's directors and officers as a group beneficially own approximately 68% of the outstanding Common Stock of the Company. Accordingly, such persons will continue to be able to substantially control the Company's affairs, including, without limitation, the sale of equity or debt securities of the Company, the appointment of officers, the determination of officers' compensation and the determination whether to cause a registration statement to be filed.

         The rights of holders of the shares of Common Stock may become subject in the future to prior and superior rights and preferences in the event the registrant's Board of Directors establishes one or more additional classes of Common Stock, or one or more additional series of Preferred Stock. The registrant's Board of Directors has no present plan to establish any such additional class or series.

         The registrant is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The registrant is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.


ITEM 8.  EXHIBITS.

         4.1 Articles of Incorporation of the registrant (incorporated herein by reference as Exhibit 3.1 to the registrant's Registration Statement on Form SB-2 (Registration No. 333-17399))

         4.2 Bylaws of the Company (incorporated herein by reference as Exhibit 3.2 to the Company's Registration Statement on Form SB-2 (Registration No. 333-17399)).

         5.       Opinion of Maslon Edelman Borman & Brand, P.L.L.P.

         23.1     Consent of McGladrey & Pullen, LLP

         23.2 Consent of Maslon Edelman Borman & Brand, P.L.L.P. (contained in Exhibit 5).

         24.      Power of Attorney (included on Page 5).



ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any additional or changed material information on the plan of distribution;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on April 29, 1997.

                                    MERCURY WASTE SOLUTIONS, INC.

                                    By /s/ Bradley J. Buscher
                                       Bradley J. Buscher
                                       Chairman of the Board, Chief Executive
                                       Officer and Chief Financial Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Bradley J. Buscher or Russell F. Lederman, each or either of them, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, April lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

     Signature               Title                                Date

/s/ Bradley J. Buscher       Chairman of the Board,               April 29, 1997
Bradley J. Buscher            Chief Executive Officer and
                              Chief Financial Officer

/s/ Mark G. Edlund           President, Secretary                 April 29, 1997
Mark G. Edlund                Treasurer and Director

/s/ Alan R. Geiwitz          Director                             April 29, 1997
Alan R. Geiwitz

/s/ Joel H. Gottesman        Director                             April 29, 1997
Joel H. Gottesman

/s/ Robert L. Etter          Director                             April 29, 1997
Robert L. Etter

/s/ Frank L. Farrar          Director                             April 29, 1997
Frank L. Farrar



                                    EXHIBITS



Exhibit Number             Description of Exhibit                       Page No.

   5.         Opinion of Maslon Edelman Borman & Brand, P.L.L.P.           7
  23.1        Consent of McGladrey & Pullen, LLP                           8
  23.2        Consent of Maslon Edelman Borman & Brand, P.L.L.P.
              (contained in Exhibit 5).                                    7
  24.         Power of Attorney (included on Signature page).              5